                                                                   EXHIBIT 99(A)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        PAGE
                                                                        ----
Report of Independent Auditors......................................         F-2
Consolidated Statements of Operations...............................         F-3
Consolidated Balance Sheets.........................................         F-4
Consolidated Statements of Changes in Net Assets....................         F-5
Consolidated Statements of Cash Flows...............................         F-6
Notes to Consolidated Financial Statements.......................... F-7 to F-20

                        REPORT OF INDEPENDENT AUDITORS

To the Shareholder and Board of Directors of Lockheed Martin Tactical Systems,
 Inc.:

  We have audited the accompanying consolidated balance sheets of Loral Corporation and Subsidiaries Retained Business (the "Company"), which is now known as Lockheed Martin Tactical Systems, Inc., a subsidiary of Lockheed Martin Corporation, as of March 31, 1996 and 1995 and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Loral Corporation and Subsidiaries--Retained Business as of March 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ Coopers & Lybrand L.L.P.

1301 Avenue of the Americas
New York, New York 10019
May 17, 1996

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                FOR THE YEARS ENDED MARCH 31,
                                               --------------------------------
                                                  1996       1995       1994
                                               ---------- ---------- ----------
                                                        (IN THOUSANDS)
Sales......................................... $6,122,755 $5,484,401 $4,008,733
Costs and expenses............................  5,385,711  4,919,857  3,607,765
                                               ---------- ---------- ----------
Operating income..............................    737,044    564,544    400,968
Interest income and net investment income.....      5,246      9,484      8,275
Interest expense..............................    141,998     96,405     39,016
                                               ---------- ---------- ----------
Income before income taxes....................    600,292    477,623    370,227
Income taxes..................................    216,405    181,456    138,420
                                               ---------- ---------- ----------
Net income.................................... $  383,887 $  296,167 $  231,807
                                               ========== ========== ==========



                See notes to consolidated financial statements.

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,
                                                         ---------------------
                                                            1996       1995
                                                         ---------- ----------
                                                            (IN THOUSANDS)
                                    ASSETS
Current assets:
  Cash and cash equivalents............................. $  276,824 $  125,674
  Contracts in process..................................  1,369,762  1,147,233
  Deferred income taxes.................................    309,359    138,374
  Other current assets..................................    193,778    141,846
                                                         ---------- ----------
    Total current assets................................  2,149,723  1,553,127
                                                         ---------- ----------
Property, plant and equipment...........................  2,080,425  1,899,804
  Less, accumulated depreciation and amortization.......    890,232    758,279
                                                         ---------- ----------
                                                          1,190,193  1,141,525
                                                         ---------- ----------
Cost in excess of net assets acquired, less
 amortization...........................................  1,924,355  1,265,932
Deferred income taxes...................................                 6,486
Prepaid pension cost and other assets...................    718,342    591,217
                                                         ---------- ----------
                                                         $5,982,613 $4,558,287
                                                         ========== ==========
                          LIABILITIES AND NET ASSETS
Current liabilities:
  Current portion of debt............................... $   10,860 $      958
  Accounts payable, trade...............................    197,294    169,743
  Billings and estimated earnings in excess of cost.....    674,865    313,379
  Accrued employment costs..............................    284,298    235,260
  Income taxes..........................................    128,118     80,642
  Other current liabilities.............................    274,625    216,585
                                                         ---------- ----------
    Total current liabilities...........................  1,570,060  1,016,567
                                                         ---------- ----------
Postretirement benefits.................................    599,523    611,911
Deferred income taxes...................................      2,967
Other liabilities.......................................    184,555    178,798
Long-term debt..........................................  1,856,764  1,315,530
Commitments and contingencies (Notes 10 and 14).........
Net assets..............................................  1,768,744  1,435,481
                                                         ---------- ----------
                                                         $5,982,613 $4,558,287
                                                         ========== ==========

                 See notes to consolidated financial statements

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

                CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

                                             FOR THE YEARS ENDED MARCH 31,
                                            ----------------------------------
                                               1996        1995        1994
                                            ----------  ----------  ----------
                                                     (IN THOUSANDS)
Balance, beginning of year................. $1,435,481  $1,222,054  $1,050,836
Shares issued:
  Exercise of stock options and related tax
   benefits, net of shares tendered........     41,208      11,614       9,392
  Employee benefit plans...................     62,560      42,698      11,398
  Restricted Stock Purchase Plan...........                                 (1)
Amortization of restricted options.........     10,504       3,351       3,246
Shares earned under Restricted Stock
 Purchase Plan.............................        737       5,655       3,919
Net income.................................    383,887     296,167     231,807
Dividends..................................    (54,251)    (49,663)    (45,183)
Changes in net assets applicable to Space
 and Communications Operations.............   (100,982)   (100,580)    (25,774)
Additional minimum pension liability.......     (7,248)      5,085     (16,049)
Foreign currency translation adjustment....     (3,152)       (900)     (1,537)
                                            ----------  ----------  ----------
Balance, end of year....................... $1,768,744  $1,435,481  $1,222,054
                                            ==========  ==========  ==========


                See notes to consolidated financial statements.

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              FOR THE YEARS ENDED MARCH 31,
                                              --------------------------------
                                                1996       1995        1994
                                              --------  ----------  ----------
                                                      (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income..................................  $383,887  $  296,167  $  231,807
Depreciation and amortization...............   266,767     250,122     178,184
Deferred income taxes.......................    76,054     111,769      27,500
Changes in operating assets and liabilities:
  Contracts in process......................  (127,321)     30,966      31,850
  Other current assets......................   (22,198)     31,868     (56,713)
  Prepaid pension cost and other assets.....   (88,816)    (40,956)    (22,767)
  Accounts payable and accrued liabilities..   137,476     (59,703)    (21,247)
  Income taxes..............................    47,505       2,827      17,375
  Postretirement benefits and other
   liabilities..............................   (48,162)    (23,279)    (26,366)
  Other.....................................   (10,500)      4,185        (562)
                                              --------  ----------  ----------
Net cash from operating activities..........   614,692     603,966     359,061
                                              --------  ----------  ----------
INVESTING ACTIVITIES:
Acquisition of businesses, net of cash
 acquired...................................  (879,228)     (3,750) (1,426,103)
Proceeds from note receivable...............                            20,935
Capital expenditures........................  (117,242)   (122,733)   (102,952)
Disposition of property, plant and
 equipment..................................    37,561      37,482       6,492
                                              --------  ----------  ----------
                                              (958,909)    (89,001) (1,501,628)
                                              --------  ----------  ----------
FINANCING ACTIVITIES:
Net borrowings (payments) under revolving
 credit facilities and commercial paper.....   401,389  (1,131,737)    808,018
Proceeds from borrowings....................   150,000     651,273     503,534
Payments of debt............................    (4,557)     (1,037)    (47,578)
Distributions to Space and Communications
 Operations.................................  (100,982)   (100,580)    (25,774)
Dividends paid..............................   (54,251)    (49,663)    (45,183)
Proceeds from issuance of common stock......   103,768      54,312      20,789
Seller financing in connection with
 acquisition of business....................               (50,357)     50,357
                                              --------  ----------  ----------
                                               495,367    (627,789)  1,264,163
                                              --------  ----------  ----------
Net increase (decrease) in cash and cash
 equivalents................................   151,150    (112,824)    121,596
Cash and cash equivalents, beginning of
 year.......................................   125,674     238,498     116,902
                                              --------  ----------  ----------
Cash and cash equivalents, end of year......  $276,824  $  125,674  $  238,498
                                              ========  ==========  ==========
Supplemental information:
Interest paid during the year...............  $139,650  $   93,385  $   46,342
                                              ========  ==========  ==========
Income taxes paid during the year, net of
 refunds....................................  $ 77,468  $   62,563  $   73,729
                                              ========  ==========  ==========

  See notes 3 and 4 for additional information.

                See notes to consolidated financial statements.

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

  Loral Corporation and Subsidiaries--Retained Business, now Lockheed Martin Tactical Systems, Inc., (the "Retained Business" or the "Company") is a leading supplier of advanced electronic systems, components and services to U.S. and foreign governments for defense and non-defense applications. The Company's principal business areas are: electronic combat; training and simulation; tactical weapons; command, control, communications and intelligence (C/3/I); systems integration; and telecommunications. The Company operates primarily in one industry segment, government electronic systems.

  Substantially all of the Company's products are sold to agencies of the United States Government, primarily the Department of Defense, to foreign government agencies or to prime contractors or subcontractors thereof. All domestic government contracts and subcontracts to which the Company is a party are subject to audit, various cost controls and include standard provisions for termination for the convenience of the Government. Multi-year Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the government.

  The decline in the U.S. defense budget since the mid 1980s has resulted in program delays, cancellations and scope reductions for defense contractors in general. These events may or may not have an effect on the Company's programs; however, in the event that expenditures for products of the type manufactured by the Company are reduced, and not offset by greater foreign sales or other new programs or products, or acquisitions, there will be a reduction in the volume of contracts or subcontracts awarded to the Company.

2. BASIS OF PRESENTATION

  On January 7, 1996, Loral Corporation ("Loral") and Lockheed Martin Corporation ("Lockheed Martin") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") among Loral Corporation, Lockheed Martin and LAC Acquisition Corporation ("LAC"), a wholly-owned subsidiary of Lockheed Martin. Concurrently with the execution of the Merger Agreement, Loral Corporation, certain wholly-owned subsidiaries of Loral Corporation and Lockheed Martin, entered into a Restructuring, Financing and Distribution Agreement (the "Distribution Agreement"), which provided, among other things, for (i) the transfer of Loral Corporation's space and communications business, including its direct and indirect interests in Globalstar, L.P. ("Globalstar"), Space Systems/Loral, Inc. ("SS/L"), and other affiliated business, as well as certain other assets, ("the "Space and Communications Operations"), to Loral Space & Communications Ltd., a Bermuda company ("Loral SpaceCom"), (ii) the distribution of all of the shares of Loral SpaceCom common stock to holders of Loral Corporation common stock and persons entitled to acquire shares of Loral Corporation common stock on a one-for-one basis (the "Spin-off"), and (iii) the contribution by Lockheed Martin of $712,400,000 to Loral SpaceCom, of which $344,000,000 represents payment for preferred stock, convertible into a 20% equity interest in Loral SpaceCom, retained by Lockheed Martin following the Spin-Off and the Merger.

  Under the terms of the Merger Agreement, LAC commenced a cash tender offer on January 12, 1996 for all outstanding shares of common stock, par value $.25 per share, of Loral Corporation at a price of $38.00 per share.

  In accordance with the terms of the tender offer and the Merger Agreement, on April 23, 1996, LAC purchased approximately 94.5% of the outstanding shares of common stock of Loral. Subsequent to the consummation of the Tender Offer, on April 29, 1996, in accordance with the terms of the Merger Agreement,

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

LAC merged with and into Loral and pursuant thereto each remaining share of common stock of Loral not owned by LAC was converted into the right to receive $38.00, each outstanding share of common stock of LAC was converted into shares of common stock of Loral, and Loral changed its name to Lockheed Martin Tactical Systems, Inc. ("Tactical Systems"). As a result of these transactions, Tactical Systems became a wholly owned subsidiary of Lockheed Martin.

  The accompanying consolidated financial statements reflect the portion of Loral that became a subsidiary of Lockheed Martin. However, the financial position and results of operations, as presented herein, may not have been the same as would have occurred had the Retained Business and Space and Communications Operations been independent entities.

  All significant intercompany balances and transactions have been eliminated.

  The financial statements reflect the allocations of certain expenses to Space and Communications Operations based upon estimates of actual services performed by the Company (See Note 14). The amount of corporate office expenses allocated to Space and Communication Operations has been estimated based primarily on the allocation methodology prescribed by government regulations pertaining to government contractors, which management believes to be a reasonable allocation method.

  The financial statements exclude interest expense of $10,524,000, $9,456,000 and $8,253,000 for the years ended March 31, 1996, 1995 and 1994, respectively, which has been allocated to Space and Communications Operations based upon the Company's historical weighted average debt cost applied to Loral's average investment in affiliates for each period.

  The financial statements do not include the effects of adjustments to assets and liabilities as a result of the acquisition of the Company by Lockheed Martin.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  Cash equivalents consist of highly liquid investments with a maturity of three months or less at the time of purchase.

 Statements of Cash Flow

  Changes in operating assets and liabilities are net of the impact of acquisitions and final purchase price allocations.

 Contracts in Process

  Sales on long-term production-type contracts are recorded as units are shipped; profits applicable to such shipments are recorded pro rata, based upon estimated total profit at completion of the contract. Sales and profits on cost reimbursable contracts are recognized as costs are incurred. Sales and estimated profits under other long-term contracts are recognized under the percentage of completion method of accounting using the cost-to-cost method. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and realization is probable.

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

  Costs accumulated under long-term contracts include applicable amounts of selling, general and administrative expenses. Losses on contracts are immediately recognized in full when determinable. Revisions in profit estimates are reflected in the period in which the facts which require the revision become known.

  In accordance with industry practice, contracts in process contain amounts relating to contracts and programs with long production cycles, a portion of which may not be realized within one year.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is provided primarily using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

 Cost in Excess of Net Assets Acquired

  The excess of the cost of purchased businesses over the fair value of the net assets acquired is being amortized using a straight-line method generally over a 40-year period. Accumulated amortization amounted to $159,830,000 and $107,857,000 at March 31, 1996 and 1995, respectively.

  The carrying amount of Cost in Excess of Net Assets Acquired is evaluated on a recurring basis. Current and future profitability as well as current and future undiscounted cash flows, excluding financing costs, of the acquired businesses are primary indicators of recoverability. For the three years ended March 31, 1996, there were no adjustments to the carrying amount of the cost in excess of net assets acquired resulting from these evaluations.

 Foreign Currency Translation

  Assets and liabilities of foreign operations are translated into U.S dollars at current rates and income and expenses are translated at average rates during the period. The effects of the translation adjustments are included as a component of Net Assets.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of revenues and costs, income taxes, pensions and postretirement benefits, recoverability of recorded amounts of fixed assets and cost in excess of net assets acquired, litigation and environmental obligations. Actual results could differ from these estimates.

 Accounting Pronouncements

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), which is required to be adopted by fiscal 1997. SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets acquired to be held and used and for long-lived assets and certain intangible assets to be disposed of. The Company has evaluated the adoption of SFAS 121 and does not consider the impact to be material.

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

4. ACQUISITIONS

  On May 5, 1995, the Company acquired substantially all the assets and liabilities of the Defense Systems operations of Unisys Corporation ("Loral UDS") for $862,609,000, net of cash acquired. Additionally, acquisition expenses of $6,000,000 have been recorded. The assets and liabilities recorded in connection with the purchase price allocation were $1,229,852,000 and $361,243,000 respectively. The acquisition was financed through commercial paper borrowings.

  On March 1, 1994, effective January 1, 1994, the Company, through its newly formed wholly owned subsidiary Loral Federal Systems Company ("LFS"), acquired substantially all the assets and liabilities of the Federal Systems Company, a division of International Business Machines Corporation, for $1,511,500,000 in cash, including acquisition costs. The assets and liabilities recorded in connection with the purchase price allocation were $1,857,655,000 and $346,155,000, respectively. The acquisition was financed through cash on hand and commercial paper borrowings.

  The Company has acquired other businesses during 1996, 1995, and 1994. These acquisitions did not have a material effect on the operations of the Company.

  The acquisitions of Loral UDS and LFS have been accounted for as purchases. As such, the Company's consolidated financial statements reflect the results of operations of the acquired entities from the respective effective dates of acquisition.

  Had the acquisition of Loral UDS occurred on April 1, 1994, the unaudited proforma sales and net income for the year ended March 31, 1995 would have been $6,789,000,000 and $310,300,000. The results, which are based on various assumptions, are not necessarily indicative of what would have occurred had the acquisition been consummated as of April 1, 1994. The proforma effect of the acquisition of Loral UDS on the results of operations for the year ended March 31, 1996 is not material.

  Performance under acquired contracts in process, the accounting for which is described in Note 5, contributed after-tax income of $16,786,000, $62,328,000 and $49,061,000, net of after-tax interest cost on debt related to the acquisitions and incremental amortization of cost in excess of net assets acquired aggregating $119,345,000, $85,922,000 and $29,125,000 for 1996, 1995,
and 1994, respectively.

5. CONTRACTS IN PROCESS

  Billings and accumulated costs and profits on long-term contracts, principally with the U.S. Government, comprise the following:

                                                              MARCH 31,
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
                                                           (IN THOUSANDS)
   Billed contract receivables........................ $   510,415  $   380,240
   Unbilled contract receivables......................   1,573,267    1,702,967
   Inventoried costs..................................     583,350      477,955
                                                       -----------  -----------
                                                         2,667,032    2,561,162
   Less, unliquidated progress payments...............  (1,297,270)  (1,413,929)
                                                       -----------  -----------
     Net contracts in process......................... $ 1,369,762  $ 1,147,233
                                                       ===========  ===========

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

  Unbilled contract receivables represent accumulated costs and profits earned but not yet billed to customers at year-end. The Company believes that substantially all such amounts will be billed and collected within one year.

  The following data has been used in the determination of costs and expenses:

                                                       1996     1995     1994
                                                     -------- -------- --------
                                                           (IN THOUSANDS)
   Selling, general and administrative ("S,G&A")
    costs included in inventoried costs............. $ 60,512 $ 51,468 $ 64,212
   S,G&A costs incurred.............................  624,718  563,342  462,890
   Independent research and development, including
    bid and proposal costs, included in S,G&A costs
    incurred........................................  249,445  228,005  172,604

  In connection with the determination of the fair value of assets acquired (Note 4) and pursuant to the provisions of Accounting Principles Board Opinion No. 16, the Company has valued acquired contracts in process at contract price, minus the estimated cost to complete and an allowance for the Company's normal profit on its effort to complete such contracts.

6. PROPERTY, PLANT AND EQUIPMENT

                                                                MARCH 31,
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
                                                             (IN THOUSANDS)
   Land.................................................. $  166,786 $  106,879
   Buildings and improvements............................    593,024    569,724
   Machinery, equipment, furniture and fixtures..........  1,183,187  1,095,149
   Leasehold improvements................................    137,428    128,052
                                                          ---------- ----------
                                                          $2,080,425 $1,899,804
                                                          ========== ==========

  Depreciation and amortization expense in 1996, 1995 and 1994 was $201,213,000, $192,473,000, and $141,853,000, respectively.

7. DEBT

                                                              MARCH 31,
                                                        ---------------------
                                                           1996       1995
                                                        ---------- ----------
                                                           (IN THOUSANDS)
   Commercial paper (5.51% and 6.22% at March 31, 1996
    and 1995, respectively)............................ $  643,200 $  241,811
   7 5/8% Senior Notes due 2004........................    250,000    250,000
   9 1/8% Senior Debentures due 2022...................    100,000    100,000
   8 3/8% Senior Debentures due 2023...................    100,000    100,000
   7% Senior Debentures due 2023.......................    200,000    200,000
   8 3/8% Senior Debentures due 2024...................    400,000    400,000
   7 5/8% Senior Debentures due 2025...................    150,000
   Other...............................................     24,424     24,677
                                                        ---------- ----------
                                                         1,867,624  1,316,488
   Less current maturities.............................     10,860        958
                                                        ---------- ----------
     Total long-term debt.............................. $1,856,764 $1,315,530
                                                        ========== ==========

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

  The aggregate maturities of long-term debt, excluding commercial paper borrowings classified as long-term, for the years 1997 through 2001 are as follows: $10,860,000, $1,324,000, $1,024,000, $978,000 and $1,050,000.

  At March 31, 1996, the Company had a $1,200,000,000 revolving credit facility with a group of banks expiring in November 1999. This facility supported the Company's commercial paper borrowings and was available for other corporate purposes. The amount available for borrowings was reduced by the outstanding commercial paper. Borrowings were unsecured and bore interest, at the Company's option, at various rates based on the base rate, or on margins over the CD rate or EuroDollar rate. The Company paid a commitment fee on the unused portion. The margins and the commitment fee were subject to adjustment. Borrowings were prepayable at any time and were due at expiration. This facility was subsequently cancelled pursuant to the terms of the Merger Agreement, with the commercial paper outstanding at the closing date being supported by Lockheed Martin's revolving credit facility.

  Commercial paper outstanding at March 31, 1996 is classified as long-term since the Company, through Lockheed Martin, intends to refinance these borrowings on a long-term basis either through continued commercial paper borrowings or the utilization of available credit facilities.

  In May 1994, the Company increased its existing shelf registration statement to issue up to $800,000,000 of debt and equity securities. In June 1994, the Company issued $250,000,000 7 5/8% Senior Notes due 2004 and $400,000,000 8
3/8% Senior Debentures due 2024. In June 1995 the Company utilized the balance of its shelf registration statement by issuing $150,000,000 7 5/8% Senior Debentures due 2025. The proceeds were used to reduce outstanding commercial paper.

  None of the Company's Senior Notes and Senior Debentures are redeemable prior to maturity or subject to sinking fund requirements.

8. INCOME TAXES

  Income before income taxes consists of:

                                                        1996     1995     1994
                                                      -------- -------- --------
                                                            (IN THOUSANDS)
     Domestic........................................ $559,961 $448,322 $364,814
     Foreign.........................................   40,331   29,301    5,463
                                                      -------- -------- --------
       Total......................................... $600,292 $477,623 $370,277
                                                      ======== ======== ========

  The components of the provision for income taxes are as follows:

                                                       1996     1995     1994
                                                     -------- -------- --------
                                                           (IN THOUSANDS)
   Currently payable:
     Federal........................................ $103,718 $ 45,273 $ 91,358
     State and local................................   22,517   13,622   15,534
     Foreign, principally Europe....................   14,116   10,792    4,028
                                                     -------- -------- --------
                                                      140,351   69,687  110,920
                                                     -------- -------- --------
   Deferred:
     Federal........................................   70,909  100,993   21,491
     State and local................................    5,145   10,776    6,009
                                                     -------- -------- --------
                                                       76,054  111,769   27,500
                                                     -------- -------- --------
       Total provision for income taxes............. $216,405 $181,456 $138,420
                                                     ======== ======== ========

  The provision for income taxes excludes: current tax benefits related to the exercise of stock options, credited directly to Net Assets, of $21,132,000, $4,503,000 and $3,643,000 for 1996, 1995 and 1994, respectively; a deferred tax benefit of $4,635,000, a deferred tax credit of $3,251,000 and a deferred tax benefit of $10,261,000, related to the additional minimum pension liability recorded directly to Net Assets for 1996, 1995 and 1994, respectively.

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

  The effective income tax rate differs from the statutory Federal income tax rate for the following reasons:

                                                             1996  1995  1994
                                                             ----  ----  ----
   Statutory Federal income tax rate........................ 35.0% 35.0% 35.0%
   Research and development and other tax credits........... (1.8)  (.6) (1.1)
   State and local income taxes, net of Federal income tax
    benefit and state and local income tax credits..........  3.1   3.3   3.8
   Foreign sales corporation tax benefit....................  (.6)  (.6)  (.7)
   Other, net...............................................   .4    .9    .4
                                                             ----  ----  ----
     Effective income tax rate.............................. 36.1% 38.0% 37.4%
                                                             ====  ====  ====

  The significant components of the deferred income tax assets and liabilities are:

                                                                  MARCH 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
   Deferred tax assets:
     Postretirement benefits other than pensions............. $177,857 $185,169
     Inventoried costs.......................................  285,834  128,059
     Intangible assets.......................................   25,145   33,149
     Compensation and benefits...............................   28,471   18,406
     Other, net..............................................   28,546   21,315
                                                              -------- --------
                                                               545,853  386,098
                                                              -------- --------
   Deferred tax liabilities:
     Pension costs...........................................  208,642  175,146
     Property, plant and equipment...........................   18,206   49,815
     Income recognition on long-term contracts...............   12,613   16,277
                                                              -------- --------
                                                               239,461  241,238
                                                              -------- --------
       Net deferred income tax asset......................... $306,392 $144,860
                                                              ======== ========

  The net deferred income tax asset is classified as follows:

                                                                 MARCH 31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
                                                              (IN THOUSANDS)
   Current deferred income tax asset........................ $309,359  $138,374
                                                             --------  --------
   Long-term deferred income tax (liability) asset.......... $ (2,967) $  6,486
                                                             --------  --------

9. NET ASSETS

 Stock Plans

  Under the Company's 1994 Stock Option Plan, options were granted at fair market value at date of grant. Under the Company's various other stock option plans, options were granted at prices determined by the Compensation and Stock Option Committee (the "Committee"). The Committee determined the exercise and expiration dates of the options, which were not later than 10 years from the date of grant. Unearned compensation for options granted at less than their market value at date of grant was included as a component of Net Assets and was amortized over the period that the options vest.

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

  Options outstanding have been granted at prices ranging from $2.78 to $35.06 per share. All share and per share amounts have been adjusted for a two-for-one stock split distributed to shareholders of record on September 21, 1995.

  A summary of the option transactions follows:

                                                   1996       1995       1994
                                                 ---------  ---------  --------
                                                  (IN THOUSANDS, EXCEPT PER
                                                        SHARE AMOUNTS)
   Options outstanding, beginning of year.......    10,150     10,130     7,528
   Options granted..............................     2,322      1,368     3,790
   Options exercised............................    (2,149)    (1,058)   (1,016)
   Exercise price per share.....................    ($2.78     ($2.50    ($2.25
                                                 to $27.59) to $12.91) to $9.78)
   Options cancelled............................      (437)      (290)     (172)
                                                 ---------  ---------  --------
   Options outstanding, end of year.............     9,886     10,150    10,130
                                                 =========  =========  ========
   Options exercisable, end of year.............     9,886      4,258     3,562
                                                 =========  =========  ========

  In July 1994, the shareholders approved an increase of 11,000,000 shares of common stock available for future grants. There were 0 shares, 9,960,604 shares and 102,052 shares of common stock available for future option grants at March 31, 1996, 1995 and 1994, respectively. In connection with the Merger, the Stock Option and Compensation Committee of the Board of Directors of Loral established January 12, 1996 as the accelerated date for vesting of all options. Of the 9,886,000 options exercisable at March 31, 1996, 468,000 options were exercisable by employees of SS/L. SS/L has agreed to pay the Company any difference between the market value of Loral stock at the time of exercise and the option price. Subsequent to March 31, 1996, all outstanding options were exercised and unissued options were cancelled.

  Under the Company's Restricted Stock Purchase Plan, established in 1988, 4,000,000 shares of the Company's common stock were issued under the Plan, upon payment by the employee of the par value per share. The total number of shares earned under the Plan each year equaled 3% of the Company's pre-tax profit divided by the grant value (currently $210 per share) of restricted shares outstanding. Any shares not earned at the earlier of completion of the seventh year after grant or termination of employment were essentially forfeited by being repurchased by the Company at par value. Under the Plan, 28,550 shares, 266,926 shares and 209,692 shares were earned for the years ended March 31, 1996, 1995 and 1994, respectively. At March 31, 1996 there were no shares still to be earned.

 Net Assets

  The components of certain amounts included in Net Assets are:

                                                        1996    1995    1994
                                                       ------- ------- -------
                                                           (IN THOUSANDS)
   Unearned compensation--stock options...............         $10,651 $13,644
   Unearned compensation--Restricted Stock Purchase
    Plan..............................................             605   5,521
   Cumulative translation adjustment.................. $ 5,956   2,804   1,904
   Additional minimum pension liability...............  18,212  10,964  16,049
                                                       ------- ------- -------
                                                       $24,168 $25,024 $37,118
                                                       ======= ======= =======

10. COMMITMENTS AND CONTINGENCIES

  The Company leases certain facilities and equipment under agreements expiring at various dates through 2080. At March 31, 1996, future minimum payments for noncancellable operating and capital leases with initial or remaining terms in excess of one year are as follows:

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

                                     OPERATING LEASES
                                   ---------------------
                                   REAL ESTATE EQUIPMENT CAPITAL LEASES  TOTAL
                                   ----------- --------- -------------- --------
                                                  (IN THOUSANDS)
   1997...........................  $ 41,249    $11,983     $11,394     $ 64,626
   1998...........................    26,383      8,067       1,243       35,693
   1999...........................    20,014      6,267       1,243       27,524
   2000...........................    10,918      5,395       1,243       17,556
   2001...........................     4,872         60       1,243        6,175
   Thereafter.....................    64,903         37       7,142       72,082
                                    --------    -------     -------     --------
                                    $168,339    $31,809     $23,508     $223,656
                                    ========    =======     =======     ========

  Real estate lease commitments have been reduced by minimum sublease rentals of $73,772,000 due in the future under noncancellable subleases. The present value of the minimum lease payments for capital leases is $17,655,000 net of imputed interest of $5,853,000.

  Leases covering major items of real estate and equipment contain renewal and or purchase options which may be exercised by the Company. Rent expense, net of sublease income of $8,286,000, $11,429,000 and $7,285,000 was $87,232,000,
$84,884,000 and $60,891,000 in 1996, 1995 and 1994, respectively.

  At March 31, 1996, outstanding letters of credit were approximately $265,232,000.

  In October 1995, the Company agreed to guarantee $250,000,000 of bank debt of one of the Company's affiliates, Globalstar. In exchange for the guarantee, the Company will be issued warrants to purchase up to a 7% equity interest in Globalstar on a fully diluted basis. Subject to the approval of its shareholders, the warrants will be issued by Globalstar Telecommunications Limited ("GTL"), a general partner of Globalstar, and upon such approval, GTL will be issued additional warrants representing an approximate 2% equity interest in Globalstar. If GTL shareholder approval is not obtained, Globalstar will issue to the Company warrants to purchase partnership interests representing up to an 8% equity interest in Globalstar and no warrants will be issued to GTL. Globalstar has also agreed to pay the Company a fee equal to 1.5% per annum of the guaranteed amount outstanding under the bank financing. Such fee will be deferred and paid with interest commencing 90 days after the expiration of the bank financing. It is expected that Globalstar's other strategic partners will assume a portion of the guarantee. On December 15, 1995, Globalstar entered into a five-year $250 million credit agreement with a group of banks.

  Under the terms of the Merger Agreement, Lockheed Martin agreed to assume the obligations of the Company as guarantor under the above described Credit Agreement and receive up to 60% of such warrants. At the time of Merger the amount of the guarantee was $200,300,000. In addition, Loral SpaceCom has agreed to (i) indemnify Lockheed Martin, under certain circumstances, for up to $100,000,000 for its guarantee of Globalstar's obligations under the Credit Agreement, and (ii) use reasonable efforts to cause Globalstar's partners to assume up to $150,000,000 of the obligations as guarantor under the Credit Agreement. To the extent Globalstar's partners agree to assume the obligations as guarantor, rights to a proportionate amount of such warrants will be transferred to them, and the Lockheed Martin guarantee and the Loral SpaceCom indemnification will be reduced accordingly.

  Management is continually assessing its obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments, the Company believes that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Company's operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS estimated. The Company has been named a Potentially Responsible Party ("PRP") at a number of sites. In several of these situations Loral acquired the site pursuant to a purchase agreement which provided that the seller would retain liability for environmental remediation and related costs arising from occurrences prior to the sale. In other situations the Company is party to an interim or final allocation plan that has been accepted by other PRPs whose size and current financial condition make it probable that they will be able to pay the environmental costs apportioned to them. The Company believes that it has adequately accrued for future expenditures in connection with environmental matters and that such expenditures will not have a material adverse effect on its financial position or results of operations.

  There are a number of lawsuits or claims pending against the Company and incidental to its business. However, in the opinion of management, the ultimate liability on these matters, if any, will not have a material adverse effect on the financial position or results of operations of the Company.

11. PENSIONS AND OTHER EMPLOYEE BENEFITS

 Pensions

  The Company maintains a number of pension plans, both contributory and noncontributory, covering certain employees. Eligibility for participation in these plans varies and benefits are generally based on members' compensation and years of service. The Company's funding policy is generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue Code and regulations thereon. Plan assets are invested primarily in U.S. government and agency obligations and listed stocks and bonds.

  Pension cost (credit) includes the following components:

                                               1996       1995       1994
                                             ---------  ---------  ---------
                                                    (IN THOUSANDS)
   Service cost-benefits earned during the
    period.................................. $  57,155  $  58,699  $  29,530
   Interest cost on projected benefit
    obligation..............................   193,044    164,266    158,681
   Actual return on plan assets.............  (594,981)    (4,814)  (271,974)
   Net amortization and deferral............   347,207   (236,759)    64,221
                                             ---------  ---------  ---------
     Total pension cost (credit)............ $   2,425  $ (18,608) $ (19,542)
                                             =========  =========  =========

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

  The following presents the plans' funded status and amounts recognized in the balance sheet:

                                                 MARCH 31,
                          -------------------------------------------------------
                                     1996                        1995
                          --------------------------- ---------------------------
                          ASSETS EXCEED  ACCUMULATED  ASSETS EXCEED  ACCUMULATED
                           ACCUMULATED    BENEFITS     ACCUMULATED    BENEFITS
                            BENEFITS    EXCEED ASSETS   BENEFITS    EXCEED ASSETS
                          ------------- ------------- ------------- -------------
                                              (IN THOUSANDS)
Actuarial present value
 of benefit obligations:
  Vested benefits.......   $2,401,220     $221,387     $1,797,076     $162,120
                           ==========     ========     ==========     ========
  Accumulated benefits..   $2,420,482      222,477     $1,807,500     $162,810
  Effect of projected
   future salary
   increases............      149,012       20,406         95,632       13,406
                           ----------     --------     ----------     --------
  Projected benefits....    2,569,494      242,883      1,903,132      176,216
Plan assets at fair
 value..................    2,951,662      200,612      2,263,576      152,734
                           ----------     --------     ----------     --------
Plan assets in excess of
 (less than) projected
 benefit obligations....      382,168      (42,271)       360,444      (23,482)
Unrecognized net loss...      189,367       50,265        130,075       31,382
Unrecognized prior
 service (gain) cost
 related to plan
 amendments.............      (19,536)      24,388            814        9,389
Unrecognized net asset
 existing at
 transition.............       (1,523)          (1)        (1,882)          (1)
Additional minimum
 liability..............                   (54,246)                    (27,364)
                           ----------     --------     ----------     --------
Prepaid (accrued)
 pension cost...........   $  550,476     $(21,865)    $  489,451     $(10,076)
                           ==========     ========     ==========     ========

  The principal actuarial assumptions were:

                                                                1996 1995  1994
                                                                ---- ----- -----
   Discount rate............................................... 7.5%  8.5% 7.75%
   Rate of increase in compensation levels..................... 4.5% 4.75% 4.75%
   Expected long-term rate of return on plan assets............ 9.5%  9.5%  9.5%

  Effective April 1, 1995, the Company adopted a non qualified supplemental pension plan covering certain employees, which provides for incremental pension payments from the Company's funds so that total pension payments equal amounts that would have been payable from the Company's principal pension plans if it were not for limitations imposed by income tax regulations. The annual pension cost of this plan has been included in the determination of total pension cost shown above and amounted to $2,225,000. The unfunded accumulated benefit obligation under this plan at March 31, 1996 has been included in the accrued pension cost shown above and amounted to $9,589,000.

 Postretirement Health Care and Life Insurance Benefits

  In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees and dependents at certain locations. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements for the Company's pension plans. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions.

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

  In March 1993 and March 1994, the Company adopted various plan amendments resulting in unrecognized prior service gains, which are being amortized commencing in the quarter following adoption.

  Postretirement health care and life insurance costs include the following components:

                                                    1996      1995      1994
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
   Service cost--benefits earned during the
    period....................................... $  7,367  $  8,263  $  6,778
   Interest cost on accumulated postretirement
    benefit obligation...........................   32,064    31,340    42,117
   Net amortization..............................  (21,389)  (21,712)  (14,068)
                                                  --------  --------  --------
     Total postretirement health care and life
      insurance costs............................ $ 18,042  $ 17,891  $ 34,827
                                                  ========  ========  ========

  The following table presents the amounts recognized in the balance sheet:

                                                               MARCH 31,
                                                           ------------------
                                                             1996      1995
                                                           --------  --------
                                                            (IN THOUSANDS)
   Accumulated postretirement benefit obligation:
     Retirees............................................. $330,032  $293,506
     Fully eligible plan participants.....................   51,481    31,311
     Other active plan participants.......................   73,498    58,011
                                                           --------  --------
   Total accumulated postretirement benefit obligation.... $455,011   382,828
   Unrecognized prior service gain related to plan
    amendments............................................  209,839   231,019
   Unrecognized net loss..................................  (87,192)  (12,012)
                                                           --------  --------
   Accrued postretirement health care and life insurance
    costs................................................. $577,658  $601,835
                                                           ========  ========

  Actuarial assumptions used in determining the accumulated postretirement benefit obligation include a discount rate of 7.5% and 8.5% for 1996 and 1995, respectively, and an assumed health care cost trend rate of 10.6% decreasing gradually to an ultimate rate of 5.5% by the year 2003. Changing the assumed health care cost trend rate by 1% in each year would change the accumulated postretirement benefit obligation at March 31, 1996 by approximately $44,000,000 and the aggregate service and interest cost components for 1996 by approximately $4,300,000.

 Employee Savings Plans

  Under its various employee savings plans, the Company matches the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form of the matching contribution vary among the plans. Under the plans, the matching contributions, in cash, Loral common stock or both, for 1996, 1995 and 1994 were $26,107,000, $26,701,000, and $22,929,000 respectively.

 Postemployment Benefits

  Effective April 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112 requires that the costs of benefits provided to employees after employment but before retirement be recognized on an accrual basis. The adoption of SFAS 112 did not have a material impact on the financial position or results of operations of the Company.

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

12. FINANCIAL INSTRUMENTS

  The Company's financial instruments recorded on the balance sheet include cash and cash equivalents and debt. Due to their short maturity, the fair value of cash and cash equivalents approximates carrying value. The fair value of the Company's debt, based on quoted market prices or current rates for similar instruments with the same maturities, was approximately $1,928,234,000 and $1,262,841,000 at March 31, 1996 and 1995, respectively.

  The Company uses off balance sheet derivative financial instruments, including foreign currency forward contracts and interest rate hedge transactions, to minimize foreign currency and interest rate risk. The Company does not hold or issue derivative financial instruments for speculative purposes.

 Foreign Currency Hedges

  The majority of the Company's foreign currency forward contracts are entered into at the direction of the customer pursuant to contractual requirements. Any gain or loss on the hedges accrues for the benefit or detriment of the customer and does not expose the Company to risk.

  The Company had open forward contracts to sell approximately 31,800,000 Pounds Sterling and 41,500,000 Pounds Sterling as of March 31, 1996 and 1995, respectively, to minimize the effect of currency exposure on future cash payments from foreign operations. At March 31, 1996 and 1995, the fair value of these forward contracts was not material. Gains and losses on foreign currency forward contracts are recorded when the transactions being hedged are realized. For the years ended March 31, 1996 and 1995, gains and losses on these contracts were not material. Other forward contracts are not material.

 Interest Rate Hedges

  At March 31, 1994, to fix the effective interest rates on the anticipated refinancing of outstanding commercial paper, the Company entered into interest rate hedges by selling U.S. Treasury forward contracts with a notional value of $500,000,000. The hedges were closed in June 1994 upon the issuance of the $250,000,000 7 5/8% Senior Notes due 2004 and the $400,000,000 8 3/8% Senior
Debentures due 2024. The net realized gain of $17,073,000 was deferred and is being amortized on a pro rata basis over the term of the Senior Notes and Senior Debentures.

13. SALES TO PRINCIPAL CUSTOMERS

  The Company operates primarily in one industry segment, government electronic systems. Sales to principal customers are as follows:

                                                 1996       1995       1994
                                              ---------- ---------- ----------
                                                       (IN THOUSANDS)
   U.S. Government Agencies.................. $3,951,200 $3,548,585 $2,578,004
   Foreign (principally foreign
    governments).............................  1,124,667  1,021,284    564,612
   Other (principally U.S. Government end
    use).....................................  1,046,888    914,532    866,117
                                              ---------- ---------- ----------
                                              $6,122,755 $5,484,401 $4,008,733
                                              ========== ========== ==========

             LORAL CORPORATION AND SUBSIDIARIES--RETAINED BUSINESS

  Foreign sales comprise the following:

                                                    1996       1995      1994
                                                 ---------- ---------- --------
                                                         (IN THOUSANDS)
   Export sales:
     Asia....................................... $  282,585 $  234,307 $227,312
     Middle East................................    136,419    151,152   91,049
     Europe.....................................    132,717     96,257  106,546
     Other......................................     56,820     19,716   28,289
                                                 ---------- ---------- --------
                                                    608,541    501,432  453,196
   Foreign operations, principally Europe.......    516,126    519,852  111,416
                                                 ---------- ---------- --------
       Total foreign sales...................... $1,124,667 $1,021,284 $564,612
                                                 ========== ========== ========

14. RELATED PARTY TRANSACTIONS

  The Company has a number of transactions with Space and Communications Operations. Management believes that the arrangements are as favorable to the Company as could be obtained from unaffiliated parties. The following describes the related-party transactions.

  The Company bills certain operational, executive, administrative, financial, legal and other services to SS/L and SS/L charges the Company certain overhead costs. Net costs billed to SS/L were $9,108,000, $11,907,000, and $9,446,000 in 1996, 1995 and 1994, respectively. In addition, the Company sells products to SS/L; net sales to SS/L were $37,721,000, $26,031,000, and $15,769,000 in
1996, 1995 and 1994, respectively. Included in other Current Assets are receivables from SS/L of $17,084,000 and $6,548,000 at March 31, 1996 and 1995, respectively. The Company and SS/L have a tax sharing agreement whereby certain tax liabilities and benefits are shared equitably. The Company has guaranteed performance of SS/L under one commercial contract. To date, SS/L has performed satisfactorily under this contract, and management believes that it will be successfully completed.

  Two of the Company's divisions have entered into contracts, totaling $28,744,000, to construct a portion of the Globalstar System. Sales to Globalstar were $8,182,000 and $7,429,000 in 1996 and 1995 respectively. Included in Other Current Assets are receivables from Globalstar of $3,936,000 and $2,248,000 at March 31, 1996 and 1995, respectively.

  The Company and K&F have agreements covering various real property occupancy arrangements and agreements under which the Company and K&F provide certain services, such as benefits administration, treasury, accounting and legal services to each other. The charges for these services, as agreed to by the Company and K&F, are based upon the actual cost incurred in providing the services without a profit. These transactions between the Company and K&F were not significant. Sales to K&F were $3,930,000, $4,181,000, and $6,785,000 in
1996, 1995 and 1994, respectively.